EXHIBIT 99.1

THOMAS F. PRISBY, CHAIRMAN
JAMES W. PRISBY, VICE CHAIRMAN

April 27, 2004
FOR IMMEDIATE RELEASE

CONTACT:	Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-5500

CFS Bancorp, Inc. Announces First Quarter 2004 Financial Results

•	Net Income of $1.2 Million for the Quarter
•	Diluted Earnings Per Share Increase to $0.11

               MUNSTER, IN — April 27, 2004 — CFS Bancorp, Inc. (NASDAQ: CITZ) (the “Company”) today reported first quarter diluted earnings per share of $0.11, an 83% increase over diluted earnings per share of $0.06 in the first quarter of 2003. Net income for the first quarter of 2004 was $1.2 million, up from $654,000 reported in the same quarter of the previous year.

               The return on average assets for the first quarter of 2004 was 0.32%, up from 0.17% in the first quarter of 2003. The return on average equity was 3.19% in the first quarter, a significant increase from 1.68% in the first quarter of 2003.

               “We are pleased that our first quarter results are beginning to reflect our implementation of many initiatives, including the shift of our asset mix to an increased amount of relatively higher yielding commercial loans,” said Thomas F. Prisby, Chairman and CEO. “While we are still affected by the low interest rate environment, we believe our balance sheet is well positioned for an anticipated rise in interest rates; and we expect our net interest margin to improve as we continue to shorten the average lives of our assets, focus on higher yielding and adjustable rate assets, build core deposits, and improve on other sources of non-interest income. We are also focused on increasing the Company’s total return on our investment portfolio by diligently managing it to take advantage of opportunities presented by the relative steepness of the yield curve.”

               Mr. Prisby continued, “We are also excited about expanding our branch network throughout our target market with the upcoming opening of our new Dyer, Indiana branch, which will also be the headquarters for our Commercial Lending Department. We are moving forward with plans to open a branch in Tinley Park, Illinois in early 2005, and we continue to identify other vibrantly growing markets for future branches. We believe this ongoing expansion will allow us to better serve the communities within our target markets.”

Financial Highlights

               Net interest income for the first quarter of 2004 was $7.3 million, up 8% from $6.8 million for the first quarter of 2003. The increase in net interest income was primarily due to a lower cost of funds which was partially offset by lower yields on interest-earning assets. The net interest margin was 1.98%

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CFS Bancorp, Inc. — Page 2 of 7

for the first quarter of 2004, up from 1.81% for the comparable prior year period. The Company expects its net interest income and net interest margin to continue to improve in the second quarter of 2004 as loan volume increases and interest expense declines due to the withdrawal or repricing to lower current market rates of $186.6 million in certificates of deposit which currently have a weighted average cost of 2.33%.

               Total interest income decreased by $1.2 million from the first quarter of 2003 to $17.4 million during the first quarter of 2004. This decrease resulted from a 1.9% decrease in average interest-earning assets and a 27 basis point reduction on average yields on interest-earning assets during the first quarter of 2004. The Company’s average loan yield was 5.75% at March 31, 2004, down 79 basis points from March 31, 2003. The average yield on securities and other interest-earning assets was 2.65%, up 37 basis points from March 31, 2003.

               Total interest expense decreased by $1.7 million from the first quarter of 2003 to $10.1 million for the first quarter of 2004. The average balances of interest-bearing liabilities decreased 2.0% and the average cost of interest-bearing liabilities decreased 47 basis points. The average cost of deposits for the quarter ended March 31, 2004 was 1.67%, down 63 basis points from the first quarter of 2003. The average cost of borrowings remained relatively stable at 6.02% and 5.96% for the quarters ended March 31, 2004 and March 31, 2003, respectively.

               The Company’s provision for loan losses increased to $739,000 for the first quarter of 2004 from $478,000 for the first quarter of 2003. The increase was primarily a result of the Company adding to a specific reserve for one non-performing commercial real estate loan secured by a motel. The Company anticipates transferring this asset to real estate owned during the second quarter of 2004. The Company maintains the allowance for loan losses at a level that management believes will be adequate to cover inherent losses on existing loans based on internal evaluations of collectibility, prior loss experience, value of underlying collateral and other factors including the composition and concentrations within the loan portfolio and the level and trends of classified assets and non-performing assets.

               Non-interest income was $2.9 million for the quarter ended March 31, 2004, an increase of $663,000 over the first quarter of 2003. This increase was mainly a result of increased fees on the Company’s Overdraft Protection Program of $193,000, a $321,000 gain on the sale of available-for-sale securities, and a $150,000 increase in other income.

               Non-interest expense for the first quarter of 2004 was $8.3 million, an increase of $693,000 over the $7.6 million reported during the first quarter of 2003. This increase was primarily due to compensation and benefits related to the addition of six commercial loan officers and seven credit administration professionals hired during the second half of 2003 as the Company restructured its Commercial Loan Department. Other general and administrative expenses increased $160,000 in the first quarter of 2004 compared to the first quarter of 2003. Expenses related to improvements to the Company’s electronic banking program contributed $40,000 to this increase as the Company continued to upgrade its online banking and bill pay functions. The new products, rolled out to customers in April 2004, provide several enhancements to the Company’s electronic delivery channels. Also included in other general and administrative expense is an estimated loss of $132,000 on the Company’s investments in various tax credit investment funds. In accordance with its tax strategy, the Company participates in these partnerships to receive low-income housing credits.

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               As of April 1, 2004, the majority of the Company’s Recognition and Retention Plan, a stock-based incentive plan established in February 1999, will be 100% vested. As such, the Company expects to realize cost savings of approximately $1.0 million over the remainder of 2004 related to this plan.

               The Company’s income tax benefit for the three months ended March 31, 2004 was $21,000 or 1.7% of pre-tax income compared to income tax expense of $313,000 or 32.4% of pre-tax income for the three months ended March 31, 2003. The significant decrease in income tax expense was a result of the application of available tax credits and the effects of permanent tax differences on the Company’s pre-tax earnings. The Company anticipates that these tax credits and permanent differences will continue to have a favorable impact on tax expense throughout 2004.

Asset Quality

               The Company’s non-performing assets were $24.3 million at the end of the first quarter of 2004, up from $22.9 million at December 31, 2003. The ratio of non-performing assets to total assets was 1.56% at March 31, 2004, up from 1.46% at December 31, 2003.

               Non-performing loans increased by $745,000 to $23.5 million at March 31, 2004 from $22.7 million at December 31, 2003. The increase was primarily the result of a transfer to nonaccrual status of two loans to one borrower totaling $2.2 million. The Company believes there is minimal risk of loss, if any, on these two loans. These transfers were partially offset by decreases in non-performing commercial assets of approximately $1.0 million and in non-performing retail assets of $778,000. The ratio of non-performing loans to total loans was 2.38% at March 31, 2004, up from 2.31% at December 31, 2003.

               The Company’s allowance for losses on loans was $11.3 million at March 31, 2004. The ratio of allowance for losses on loans to total loans increased to 1.15% at March 31, 2004 from 1.06% at December 31, 2003. During the first quarter of 2004, the Company increased the specific reserve related to a non-performing commercial real estate loan as previously mentioned.

Other Financial Highlights

               The Company’s total assets were $1.56 billion at March 31, 2004, a decrease of $13.8 million from December 31, 2003. The decrease was primarily due to a $16.5 million reduction in total deposits from $975.4 million at December 31, 2003 to $958.9 million at March 31, 2004.

               During the first quarter of 2004, loans receivable grew $2.8 million from $982.0 million at December 31, 2003 to $984.8 million at March 31, 2004. The Company originated $37.2 million in new loans, which was largely offset by refinancings and the prepayment of one large commercial credit. As of the end of March 31, 2004, the Company has approximately $80.0 million of new money in its commercial and retail loan pipelines that is expected to close during the second quarter of 2004.

               The decrease in total deposits was largely caused by a reduction of $31.1 million in certificates of deposit and was partially offset by an increase in core deposits of $14.7 million. During the first quarter of 2004, the Company increased its promotional efforts and modified its retail incentive programs to generate additional lower costing core deposits.

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               Stockholder’s equity increased from $156.0 million at December 31, 2003 to $158.5 million at March 31, 2004. This increase was primarily due to:

•	Net income of $1.2 million,
•	Increases in unrealized appreciation on available-for-sale securities of $1.3 million, and
•	Exercises of stock options totaling $1.0 million.

Cash dividends declared of $1.2 million partially offset these increases.

               As of March 31, 2004, stockholders’ equity per common share was $12.89, up from $12.78 at December 31, 2003. The capital ratios of Citizens Financial Services, FSB, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

               CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

# # #

               This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding the positive net earnings effects of the shift in assets and deposits, interest rate environment, expected asset yields and cost of funds, expected growth in core deposits, establishment of new branch offices, net interest income, loan volume, potential for the run off of deposits, net interest margin, loan loss reserves, income levels, new sources of non-interest income, electronic banking enhancements, and impact of tax credits and permanent tax differences. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

# # #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOWS.

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CFS BANCORP, INC.
Highlights (Unaudited)

(Dollars in thousands, except per share data)		Three Months Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS*		March 31, 2004	March 31, 2003
Net income		$1,244	$654
Basic earnings per share		0.11	0.06
Diluted earnings per share		0.11	0.06
Cash dividends declared		0.11	0.11
Return on average assets		0.32%	0.17%
Return on average equity		3.19	1.68
Average yield on interest-earning assets		4.70	4.97
Average cost on interest-bearing liabilities		3.02	3.49
Interest rate spread		1.68	1.48
Net interest margin		1.98	1.81
Non-interest expense to average assets		2.14	1.93
Efficiency ratio		83.45	84.01
Market price per share of common stock for the quarter ended:	Closing	$14.74	$13.71
	High	15.16	14.39
	Low	14.57	13.51

STATEMENT OF CONDITION HIGHLIGHTS AND PERFORMANCE RATIOS*	March 31, 2004	December 31, 2003
Total assets	$1,555,658	$1,569,428
Loans receivable, net of unearned discount	984,765	981,994
Total deposits	958,913	975,369
Total stockholders’ equity	158,517	155,953
Book value per common share	12.89	12.78
Non-performing loans	23,465	22,720
Non-performing assets	24,345	22,926
Allowance for losses on loans	11,295	10,453
Non-performing loans to total loans	2.38%	2.31%
Non-performing assets to total assets	1.56	1.46
Allowance for losses on loans to non-performing loans	48.14	46.01
Allowance for losses on loans to total loans	1.15	1.06
Average equity to average assets	10.06	9.88
Average interest-earning assets to average interest-bearing liabilities	110.79	110.61
Employees (FTE)	332	324
Branches and offices	22	22

	Three Months Ended
AVERAGE BALANCE DATA	March 31, 2004	March 31, 2003
Total assets	$1,558,787	$1,595,678
Loans receivable, net of unearned discount	987,872	944,634
Interest-earning assets	1,489,800	1,517,960
Total liabilities	1,401,909	1,438,060
Total deposits	964,013	957,562
Interest-bearing deposits	926,213	922,951
Interest-bearing liabilities	1,344,677	1,372,357
Stockholders’ equity	156,878	157,618

*	Ratios are annualized where appropriate.

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CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2004	2003
Interest income:
Loans	$14,116	$15,240
Securities	2,670	2,433
Other	638	930

Total interest income	17,424	18,603
Interest expense:
Deposits	3,836	5,225
Borrowings	6,263	6,600

Total interest expense	10,099	11,825

Net interest income before provision for losses on loans	7,325	6,778
Provision for losses on loans	739	478

Net interest income after provision for losses on loans	6,586	6,300
Non-interest income:
Service charges and other fees	1,648	1,478
Commission income	152	126
Net gain on sale of securities available-for-sale	321	–
Income from Bank-owned life insurance	358	362
Other income	434	284

Total non-interest income	2,913	2,250
Non-interest expense:
Compensation and employee benefits	4,887	4,439
Net occupancy expense	642	622
Professional fees	397	487
Data processing	510	429
Furniture and equipment expense	463	477
Marketing	287	199
Other general and administrative expenses	1,090	930

Total non-interest expense	8,276	7,583

Income before income taxes	1,223	967
Income tax (benefit) expense	(21)	313

Net income	$1,244	$654

Per share data:
Basic earnings per share	$0.11	$0.06
Diluted earnings per share	0.11	0.06
Cash dividends declared per share	0.11	0.11
Weighted-average shares outstanding	11,400,544	11,348,576
Weighted-average diluted shares outstanding	11,805,671	11,815,045

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CFS BANCORP, INC.
Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands)	March 31, 2004	December 31, 2003
ASSETS
Cash and amounts due from depository institutions	$14,129	$18,675
Interest-bearing deposits	132,258	142,139
Federal funds sold	17,118	17,399

Cash and cash equivalents	163,505	178,213
Securities, available-for-sale	326,772	327,789
Investment in Federal Home Loan Bank stock, at cost	27,098	26,766
Loans receivable, net of unearned fees	984,765	981,994
Allowance for losses on loans	(11,295)	(10,453)

Net loans	973,470	971,541
Accrued interest receivable	6,800	6,623
Real estate owned	880	206
Office properties and equipment	13,656	13,738
Investment in Bank-owned life insurance	32,284	31,926
Prepaid expenses and other assets	11,193	12,626

Total assets	$1,555,658	$1,569,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$958,913	$975,369
Borrowed money	418,458	418,490
Advance payments by borrowers for taxes and insurance	7,040	5,595
Other liabilities	12,730	14,021

Total liabilities	1,397,141	1,413,475

Stockholders’ Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized; 23,423,306 shares issued as of March 31, 2004 and December 31, 2003; 12,299,073 and 12,200,015 shares outstanding as of March 31, 2004 and December 31, 2003, respectively	234	234
Additional paid-in capital	189,744	189,879
Retained earnings, substantially restricted	106,390	106,354
Treasury stock, at cost; 11,124,233 and 11,223,291 shares as of March 31, 2004 and December 31, 2003, respectively	(131,587)	(132,741)
Unearned common stock acquired by ESOP	(7,158)	(7,158)
Unearned common stock acquired by RRP	(1,355)	(1,523)
Accumulated other comprehensive income, net of tax	2,249	908

Total stockholders’ equity	158,517	155,953

Total liabilities and stockholders’ equity	$1,555,658	$1,569,428